Exhibit 99.1

GrowGeneration Signs Lease to Open New 10,000 Sq. Ft. Facility in Maine

GrowGeneration Enters 8th State, with 20th Location

DENVER, Dec. 11, 2018 - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) the largest specialty retail hydroponic and organic gardening chain of stores, selling to both the commercial and home cannabis markets, with currently 19 locations, today announced it signed a lease to open a new 10,000 square foot cultivation equipment warehouse operation and product showroom in Maine, to service the legal cannabis cultivators in the State of Maine. The Company plans to be open for business in early 2019. The Maine store will be the company’s 20th location across 8 states.

Darren Lampert, Co-Founder and CEO, said, “Maine becomes GrowGen’s 8th State and 20th store. As a recreational legal market, with a large number of caregiver growers, Maine is a market that GrowGen can quickly generate significant sales. Each caregiver is allowed to cultivate up to 30 plants, which has created a market of over 90,000 plants to service and maintain. We continue to enter markets, where the cultivation laws are conducive to growing, and where GrowGen can strategically locate its operations in areas where there is a high concentration of growers. Our growth plan is working.”

Maine Market Overview:

●	By 2020 total sales of cannabis are expected to reach well over $265M
●	Home growers are permitted 3 mature flowering plants per household
●	As of 2018 there are over 3,000 caregivers, who can harvest 6 plants and service 5 patients
●	As of 2018 there are over 42,000 patients in the state of Maine

About GrowGeneration Corp.:

GrowGen USA owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen USA has 19 stores, which includes 5 locations in Colorado, 6 locations in California, 1 location in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island and 2 locations in Oklahoma. GrowGen USA also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen USA carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

●	Website: www.GrowGeneration.com
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenOK
●	Instagram: growgen

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

SOURCE GrowGeneration